SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant To Section 14(a) Of
                    The Securities Exchange Act Of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Section 240.14a-12

                         ICN Pharmaceuticals, Inc.
          --------------------------------------------------------
              (Name of Registrant as Specified in its Charter)

                                    N/A
          --------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------
     (5) Total fee paid:
     -------------------------------------------------------------------
[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     -------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------
     (3) Filing Party:
     -------------------------------------------------------------------
     (4) Date Filed:
     -------------------------------------------------------------------

ICN Pharmaceuticals, Inc. issued the following press release on April 19, 2002.

                 [Letterhead of ICN Pharmaceuticals, Inc.]




                  ICN Pharmaceuticals Files Proxy with SEC

                      Company Names Slate of Directors



     Costa Mesa, CA, April 19, 2002 -- ICN Pharmaceuticals (NYSE: ICN) announced today that it has filed preliminary proxy materials with the Securities and Exchange Commission (SEC) in connection with its nomination of a slate of nominees to the ICN Board of Directors at its 2002 Annual Meeting of Shareholders. The company's nominees are Senator Birch Bayh, Abraham "Barry" Cohen, and Richard Koppes.

     Commenting about the nomination of the candidates, ICN Chairman and CEO Milan Panic said, "The ICN nominating committee of independent directors has reviewed all proposed candidates and affirmed that these three nominees are qualified to serve the best interests of shareholders, as members of the Board of Directors of ICN Pharmaceuticals.

     "We appreciate the suggestions made by others to include nominees from a shareholder slate. In fact, we welcome such nominations. Moreover, we do not believe it appropriate for any shareholder (including those who own less than 10 percent of our stock) to demand that we either nominate all of their nominees or reject them all. The directors selected by ICN's independent nominating committee are quite simply the best candidates for the job."

     Senator Bayh is a partner in the law firm of Oppenheimer, Wolff, Donnelly & Bayh LLP in Washington DC and has served on the Boards of ICN-affiliated companies since 1984.

     Mr. Cohen is a retired Senior Vice President of Merck & Co. and President of Merck Sharp and Dohme International Division (MSDI). Mr. Cohen serves as a director of the international conglomerate Akzo Corporation, located in the Netherlands, Chugai Pharmaceutical in Tokyo, Japan, and Smith Barney (Mutual Funds).

     Mr. Koppes is currently a director of Apria Healthcare Group, Inc., (NYSE: AHG), where he is co-Chairman of the Corporate Governance and Nominating Committee and a member of the Compensation Committee. Mr. Koppes has held several positions with the California Public Employees Retirement system (CalPERS) including General Counsel, Interim CEO and Deputy Executive Officer.

     Mr. Koppes is also a member of the opposition shareholder slate of directors, nominated by Franklin Mutual Advisors LLC and Iridian Asset Management LLC. The Nominating Committee of ICN's board also found that the two other persons nominated by Iridian Asset Management and Franklin Mutual as well as the existing ICN Board members whose terms are expiring this year to be qualified to serve as directors of ICN.

     The selection of Mr. Koppes to be on ICN's slate of directors is not intended to imply that he endorses ICN's other two candidates.

     With the election of these three directors at the annual meeting on May 29, 2002, six of nine members of the board will have either been elected by shareholders or nominated for election by independent Board members. This orderly process of governance will result in the gradual change of composition of the Board, without a radical change of control in the company.

     ICN, headquartered in Costa Mesa, California, is an innovative research-based company. Its therapeutic focus is in anti-infectives, including anti-virals, dermatology, and oncology.

     ICN said it would continue to pursue its long-term goals by proceeding with its planned restructuring and with continued healthy performance. For the year 2001, ICN posted record revenues of $858 million and record pre-tax income of $144 million. Year over year from March 2001 to March 2002, ICN stock outperformed the drug industry by 42%.

     Additional information is also available on the Company's Web site at http://www.icnpharm.com.
-----------------------

ICN has filed a preliminary proxy statement relating to ICN's 2002 annual meting of stockholders with the Securities and Exchange Commission on April 19, 2002 and will file with the SEC and forward to ICN stockholders a definitive proxy statement. ICN stockholders are strongly advised to read the definitive proxy statement when it becomes available, as it will contain important information. Stockholders may obtain the preliminary proxy statement and will be able to obtain the definitive proxy statement, when available, and any amendments to the proxy statement and other documents filed by ICN with the SEC for free at the Internet website maintained by the SEC at www.sec.gov. In addition, ICN will mail the definitive proxy statement to each stockholder of record on April 9, 2002. ICN will also make additional copies of the definitive proxy statement and any amendments to the definitive proxy statement available for free to ICN's stockholders. Please direct your request for the definitive proxy statement to Investor Relations, ICN Pharmaceuticals, Inc., 3300 Hyland Avenue, Costa Mesa, California 92626, telephone (714) 545-0100, extension 3013.

ICN, its executive officers and directors and director nominees may be deemed to be participants in the solicitation of proxies for ICN's 2002 annual meeting of stockholders. Information regarding these participants is contained in the preliminary proxy statement filed with the SEC on April 19, 2002.


THE 'SAFE HARBOR' STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains forward-looking statements that involve risks and uncertainties, including but not limited to, projections of future sales, operating income returns on invested assets, regulatory approval processes, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.

                                   ####